Exhibit 99.1

COST PLUS, INC. REPORTS FOURTH QUARTER AND FISCAL 2008 RESULTS AND PROVIDES

OUTLOOK FOR THE FIRST QUARTER OF FISCAL 2009

Oakland, CA – March 19, 2009 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its fourth quarter and fiscal year ended January 31, 2009 and provided financial guidance for the first quarter of fiscal 2009.

The results for the fourth quarter of fiscal 2008 include impairment charges related to the store closures and charges related to the work force reductions announced on January 9, 2009. The Company has also provided supplementary non-GAAP financial information that reflects adjustments to highlight the effect of these charges on earnings as well as the effect of other non-cash asset impairments.

Fourth Quarter and Fiscal 2008

Net sales for the fourth quarter ended January 31, 2009 were $354.8 million, a 3.9% decrease from the $369.3 million in net sales for the fourth quarter ended February 2, 2008. Same store sales for the quarter decreased 6.1% compared to a 3.2% decrease last year. Customer count increased every quarter in fiscal 2008 compared to the prior year and increased 1.0% in the fourth quarter. Net sales for fiscal 2008 were $1.0 billion, a 0.5% increase from the $995.7 million in fiscal 2007. For fiscal 2008 same store sales decreased 2.6% compared to a decrease of 5.4% in fiscal 2007. Customer count increased 1.7% for the year with increases in both the East and West regions.

Barry Feld, President and CEO, commented, “Our results reflect the severe economic stress that affected nearly all companies in 2008 as consumers dramatically pulled back their spending. However, Cost Plus’ ability to drive positive traffic levels in the fourth quarter gives us confidence that our strategic turnaround initiatives will withstand these extreme market conditions. Through inventory optimization, intense liquidity management and operations rationalization, we have strengthened the Cost Plus organization and are adequately funded to meet peak seasonal borrowing needs in 2009.”

Gross profit rate for the fourth quarter of fiscal 2008 decreased to 23.9% from 30.4% for the same period last year. The results reflect customers’ attraction to Cost Plus’ lower price point items and consumable products and the Company’s aggressive pricing to clear holiday assortments and slower moving home products. Additionally, the Company took a $9.0 million charge to write-down and clear selected products that would likely not sell through in their normal course due to the challenging 2009 economic outlook and ongoing multiple retail liquidations in our competitive space. The election to accelerate the cash conversion cycle and sell through of this merchandise further improved the Company’s inventory and liquidity position at year-end, thereby increasing 2009 purchasing availability at improved profit margins. The gross profit rate for fiscal 2008 was 25.7% compared to 28.3% for fiscal 2007.

Fourth quarter selling, general and administrative (“SG&A”) expenses include charges for the following:

•	$1.9 million non-cash impairment charge to write-down property and equipment net of deferred rent and tenant improvement allowances at the 26 stores that will be closed.

•	$1.4 million in severance for the work force reduction undertaken in January of 2009.

•	$0.9 million related to asset impairment charges for 7 underperforming stores that will not be closed.

Excluding the items listed above, SG&A expenses as a percentage of net sales were 26.2% for the fourth quarter of 2008 versus 24.9% for the same period last year. Higher store payroll on a lower sales base accounts for the majority of the increase. Increases in health insurance and workers compensation costs were offset by savings from home office initiatives. Excluding the items listed above, SG&A expenses as a percentage of net sales were 32.6% for fiscal 2008 versus 32.0% for fiscal 2007 due to higher store payroll expenses and slightly higher advertising expense.

For the fourth quarter of fiscal 2008, the Company reported a loss from continuing operations before interest and taxes (or “EBIT”) of $12.4 million. Excluding the property and equipment impairments net of deferred rent and tenant improvement allowances, severance payments, and permanent inventory write-down the Company’s EBIT on a non-GAAP basis for the quarter would have been $781,000 and earnings before, interest, taxes, depreciation and amortization (“EBITDA”) for the quarter would have been $9.3 million.

The following table provides comparable EBIT and EBITDA results on a GAAP and non-GAAP basis:

	Fourth Quarter		Full Year
(Dollars are in thousands)	FY08	FY07[1]	FY08	FY07[1]
Income/(loss) from continuing operations before interest and taxes (EBIT)	($12,437)	$20,008	($76,759)	($40,227)
Less impact of:
Property & equipment impairments, net	2,795		3,901
Corporate workforce severance	1,418	540	1,418	540
Permanent write-down of inventory	9,005		9,005
Review unsolicited offer from Pier 1			2,800

Non-GAAP EBIT	$781	$20,548	($59,635)	($39,687)

Less impact of depreciation and amortization	8,556	9,006	34,292	35,880

Non-GAAP EBITDA	$9,337	$29,554	($25,343)	($3,807)

1.	Amounts for fiscal 2007 have been restated to remove the impact of the discontinued operations related to the 13 stores that were closed in fiscal 2008.

Net loss on a GAAP basis for the fourth quarter of fiscal 2008 was $18.3 million or $0.83 per share versus $12.5 million or $0.56 per share for the fourth quarter of fiscal 2007. Net loss for fiscal 2008 of $102.7 million or $4.65 per share compared to a net loss of $55.5 million or $2.51 per share last year. In the fourth quarter of fiscal 2008, the Company had income tax expense of $2.0 million mainly as a result of an increase in the tax valuation allowance.

The Company ended fiscal 2008 with an outstanding balance of $38.5 million under its $200.0 million revolving credit facility compared to $18.1 million last year. The revolving credit facility is asset based and has three years remaining under the agreement. As noted above, the Company aggressively cleared inventory in the fourth quarter and reduced inventory levels from fiscal year-end 2007 by $54.8 million. As a result of its credit agreements, inventory reductions and minimal capital expenditure requirements, the Company’s liquidity position is sufficient to enable us to meet planned expenditures through the next twelve months.

Mr. Feld further commented, “During the fourth quarter, the Company undertook the prudent decision to close 26 stores and to significantly reduce our home office and distribution center work force as part of a program to rationalize operations. We believe these actions will improve the Company’s liquidity position in 2009 regardless of the general economy. In addition, as part of our effort to drive foot traffic and deepen customer loyalty, we will be continuously refreshing our value-based merchandise offerings given today’s cost-conscious consumer.”

The Company did not open any new stores during the fourth quarter and ended the year with 296 stores in 33 states versus 298 stores in 34 states at the end of fiscal 2007. As previously announced, the Company expects to close 26 stores and to open no new stores in fiscal 2009.

First Quarter Fiscal 2009 Outlook

Beginning in the first quarter of fiscal 2009, results from operations of stores being closed in areas where the Company is exiting entire media markets will be removed from continuing operations. Of the 26 stores being closed, 18 are in 8 media markets that the Company is exiting and will be reported as discontinued operations. Historical data will be restated for comparability purposes.

The Company expects net sales for the first quarter of fiscal 2009 in the range of $179 million to $184 million, based on a same store sales decrease in the range of 9% to 12% and inclusive of the 8 store closures in continuing operations. The Company will open no new stores and close 26 stores in the first quarter of fiscal 2009 versus opening 8 new stores and closing 14 in the first quarter of fiscal 2008.

For the first quarter of fiscal 2009, the Company is projecting a loss from continuing operations before interest and taxes in the range of $23 million to $25 million including the 8 store closures. Liquidation results and lease buyout reserves for the 8 stores closed in continuing markets are forecasted at a net expense of $6 million for fiscal 2009. The Company projection for the first quarter of fiscal 2009 without these non-recurring charges is a loss from continuing operations before interest and taxes in the range of $17 million to $19 million versus an $18 million loss in the first quarter last year. The results for the first quarter of fiscal 2008 have been restated to exclude the 18 stores that will be reported as discontinued operations.

The Company’s fourth quarter earnings conference call will be today, March 19, 2009, at 1:30 p.m. PT. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 800-901-5217 and the access code is 31861779. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-286-8010, Access Code: 78356736, from 4:30 p.m. PT Thursday, March 19, 2009 to 4:30 p.m. PT on Thursday, March 26, 2009. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately three hours after the live call concludes.

This release references non-GAAP loss from continuing operations before interest and taxes (or “EBIT”) and the non-GAAP financial measure of earnings before, interest, taxes, depreciation and amortization (“EBITDA”). The Company believes that the non-GAAP financial measures allow management and investors to understand and compare the Company’s operating results in a more consistent manner for the fourth quarter and full year of fiscal 2008. These non-GAAP measures should be considered supplemental and not a substitute for the Company’s financial results that are recorded in accordance with generally accepted accounting principles for the periods presented.

This press release contains “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such “forward-looking statements” include, but are not limited to, statements relating to our future liquidity position and financial guidance and results. The risks and uncertainties include, but are not limited to: adjustments to our accounting records required by our auditors, changes in economic conditions that affect consumer spending; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

FINANCIAL TABLES FOLLOWING

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	Fourth Quarter
	January 31, 2009		February 2, 2008
Net sales	$354,825	100.0%	$369,348	100.0%
Cost of sales and occupancy	270,129	76.1	256,918	69.6

Gross profit	84,696	23.9	112,430	30.4
Selling, general and administrative expenses	97,133	27.4	91,872	24.9
Store preopening expenses	—	—	550	0.1

Income (loss) from continuing operations, before interest and taxes	(12,437)	(3.5)	20,008	5.4
Net interest expense	2,983	0.8	3,390	0.9

Income (loss) from continuing operations before income taxes	(15,420)	(4.3)	16,618	4.5
Income tax expense	2,024	0.6	27,475	7.4

Net loss from continuing operations	(17,444)	(4.9)	(10,857)	(2.9)
Loss from discontinued operations, net of tax	(823)	(0.2)	(1,601)	(0.4)

Net loss	$(18,267)	(5.1)%	$(12,458)	(3.4)%
Loss per diluted share from continuing operations	$(0.79)		$(0.49)
Loss per diluted share from discontinued operations	$(0.04)		$(0.07)
Net loss per diluted share	$(0.83)		$(0.56)
Weighted average shares outstanding- diluted	22,087		22,087
New stores opened	0		2

	For the Twelve Month Period Ended
	January 31, 2009		February 2, 2008
Net sales	$1,000,434	100.0%	$995,666	100.0%
Cost of sales and occupancy	742,888	74.3	714,317	71.7

Gross profit	257,546	25.7	281,349	28.3
Selling, general and administrative expenses	331,077	33.1	318,133	32.0
Store preopening expenses	3,228	0.3	3,443	0.3

Loss from continuing operations, before interest and taxes	(76,759)	(7.7)	(40,227)	(4.0)
Net interest expense	12,840	1.3	11,613	1.2

Loss from continuing operations before income taxes	(89,599)	(9.0)	(51,840)	(5.2)
Income tax expense	758	0.1	34	—

Net loss from continuing operations	(90,357)	(9.0)	(51,874)	(5.2)
Loss from discontinued operations, net of tax	(12,311)	(1.2)	(3,626)	(0.4)

Net loss	$(102,668)	(10.3)%	$(55,500)	(5.6)%
Loss per diluted share from continuing operations	$(4.09)		$(2.35)
Loss per diluted share from discontinued operations	$(0.56)		$(0.16)
Net loss per diluted share	$(4.65)		$(2.51)
Weighted average shares outstanding- diluted	22,087		22,086
New stores opened	15		15
Total stores open at period end	296		298

(more)

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	January 31, 2009	February 2, 2008
ASSETS
Current assets:
Cash and cash equivalents	$3,707	$3,283
Merchandise inventories	218,105	272,855
Other current assets	23,446	41,593

Total current assets	245,258	317,731
Property and equipment, net	195,018	221,700
Other assets	4,716	14,316

Total assets	$444,992	$553,747
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$75,163	$93,845
Accrued compensation	12,819	12,232
Current portion of revolving line of credit	—	18,060
Current portion of long-term debt	823	775
Other current liabilities	27,680	31,690

Total current liabilities	116,485	156,602
Long-term portion of revolving line of credit	38,500	—
Capital lease obligations	7,133	8,358
Long-term debt - distribution center obligations	113,588	114,411
Other long-term obligations	33,077	36,857
Shareholders’ equity:
Common stock	221	221
Additional paid-in capital	170,151	168,793
Retained earnings/(accumulated deficit)	(34,163)	68,505

Total shareholders’ equity	136,209	237,519

Total liabilities and shareholders’ equity	$444,992	$553,747

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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